Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369
Stewart.Lindsay@Bunge.com
www.bunge.com

Bunge Reports Third Quarter Net Income of $351 Million

White Plains, NY - October 25, 2007 - Bunge Limited (NYSE:BG)

•	Net income increased 108% when compared to the same quarter last year

•	Agribusiness benefited from strong global market conditions

•	Fertilizer achieved strong results on good farm economics and high international prices

•	The Company is increasing its full year 2007 net income guidance by $60 million

➢	Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended			Nine Months Ended
	9/30/07	9/30/06	% Change	9/30/07	9/30/06	% Change
Volumes (metric tons)	37.7	32.5	16%	102.9	89.3	15%
Net sales	$12,676	$6,965	82%	$30,786	$18,591	66%
Total segment operating profit (1)	$546	$179	205%	$822	$251	227%
Net income (2)	$351	$169	108%	$533	$257	107%
Earnings per common share - diluted (3)	$2.70	$1.40	93%	$4.12	$2.13	93%

(1)
Total segment operating profit is the consolidated segment operating profit of Bunge’s segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from operations before income tax, is included in the tables attached to this press release.

(2)
Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)	See Note 1 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

➢	Overview

Alberto Weisser, Chairman and Chief Executive Officer stated, “Bunge’s third-quarter results were exceptional. Agribusiness operations improved across the board, and fertilizer continued to perform strongly.

“In the third quarter, our oilseed processing, grain origination and distribution businesses performed well across a variety of regions and commodities. This performance was a result of the broad geographic footprint and product portfolio that we have built in recent years, as well as good risk management decisions in a dynamic market.

“We also benefited from integration. Opportunities to create value can appear at different points on the chain depending upon market conditions. Recently, we have seen a temporary shift from food products to agribusiness. Having an integrated business that stretches from farm to retail shelf enables Bunge to capture value at numerous points.

“We will continue to enhance the integration of our operations, while expanding into new areas and products, such as sugar. Earlier this month we closed on the acquisition of our first sugarcane mill and ethanol production facility in Brazil. The acquisition represents an important step in our strategy to become a global and fully integrated player in the sugar value chain. It extends Bunge’s activities beyond sugar trading and marketing and complements our existing agribusiness and logistics activities in the region.”

➢	Third Quarter Results

Agribusiness

Results increased in all regions. Improved performances in Europe and South America were driven by higher grain origination and oilseed processing margins. North America benefited from strong grain export volume. Distribution results improved due to strong global demand and improved margins. Risk management strategies worked well during the quarter.

Fertilizer

The strong performance in fertilizer was due to higher margins, which benefited from higher international prices for imported fertilizers and raw materials, as products are priced to import parity. As expected, demand for fertilizer products slowed in the third quarter after above trend line volume growth in the first half of the year, and was slightly lower when compared to the same period last year.

Edible Oil Products

Edible oil results were negatively impacted by higher operating expenses, which include investments to grow the business in Europe and Asia. Volumes and margins have not yet reached the critical mass level to support improved results. Margins in Europe were negatively impacted by high raw material costs, but were partly offset by margin improvements in other parts of the world.

Milling Products

Higher results in the quarter were mainly due to increased volume and improved product mix in corn milling.

Financial Costs

Interest expense increased due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories which drove higher average working capital levels.

Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability positions of Bunge’s Brazilian subsidiaries, were $56 million in the third quarter of 2007. These gains largely offset foreign exchange losses on inventories included in gross profit.

Income Taxes

The effective tax rate for the nine months ended September 30, 2007 was 26% compared to 11% for the same period in 2006. The increase in the effective tax rate was primarily due to increases in operating earnings in higher tax jurisdictions.

Minority Interest

Minority interest increased when compared to the same quarter in 2006 due to higher earnings at Fosfertil.

Cash Flow

Cash flow provided by operations in the third quarter of 2007 was $134 million compared to cash flow used by operations in the third quarter of 2006 of $148 million. Nevertheless, for the nine months ended September 30, 2007, cash flow used by operations increased to $642 million from $548 million in the same period last year, driven by significant increases in commodity prices.

➢	Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Looking forward, fourth quarter results should be solid as agribusiness and fertilizer continue to benefit from good industry fundamentals. We expect good market fundamentals to continue into 2008.

“In consideration of this outlook, we are increasing our 2007 full-year net income guidance by $60 million to $690 million to $710 million, or $5.31 to $5.46 per share, which includes approximately $20 million of gains relating to expected asset sales, offset by restructuring and impairment charges of approximately $20 million. $10 million of such charges were incurred in the second and third quarters. This guidance assumes an effective tax rate range of 24-28%. This fully diluted per share guidance is based on an estimated weighted average of 130 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

C onference Call and Webcast Details

Bunge Limited's management will host a conference call at 10:00 a.m. EDT to discuss the company's results.

A slide presentation to accompany the discussion of the third quarter financial results can be found in the ‘Investor Information’ section of our Web site, www.Bunge.com , under ‘Investor Presentations’.

To listen to the conference call, please dial (800) 810-0924. If you are located outside of the United States, dial (913) 981-4900. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 3059654. The conference call will also be available live on the company's Web site at www.Bunge.com .

To access the webcast, click the "News and Information" link on the Bunge homepage then select "Webcasts and Upcoming Events". Click the link for the "Q3 2007 Bunge Limited Conference Call," and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 1:00 p.m. EDT on October 25, 2007 and continuing through 1:00 p.m. EST on November 23, 2007. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 3059654. A rebroadcast of the conference call will also be available on the company's Web site. To locate the rebroadcast on the Web site, click the "News and Information" link on the Bunge homepage then select "Audio Archives" from the left-hand menu. Select the link for the "Q3 2007 Bunge Limited Conference Call." Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited ( www.Bunge.com , NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York. Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain. The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment operating profit, income from operations before income tax, net income and earnings per share for the quarter and nine months ended September 30, 2007 and 2006.

(In millions, except per Share data)	Total Segment Operating Profit			Income From Operations Before Income Tax			Net Income			Earnings Per Share Diluted
Quarter Ended September 30:	2007	2006		2007	2006		2007	2006		2007	2006
Impairment and restructuring charges (1)	$(2)	$	−	$(2)	$	−	$(2)	$	−	$(0.02)	$	−
Litigation settlement	−		6	−		6	−		4	−		0.03
Tax benefit reversal on U.S. foreign sales	−		−	−		−	−		(21)	−		(0.17)
Total	$(2)		$6	$(2)		$6	$(2)		$(17)	$(0.02)		$(0.14)

(In millions, except per Share data)	Total Segment Operating Profit		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Nine Months Ended September 30:	2007	2006	2007	2006	2007	2006	2007	2006
Impairment and restructuring charges (1)	$(10)	$(24)	$(10)	$(24)	$(9)	$(16)	$(0.07)	$(0.13)
Reversal of social contribution/transactional tax provision	−	12	−	12	−	6	−	0.05
Litigation settlement	−	6	−	6	−	4	−	0.03
Tax benefit reversal on U.S. foreign sales	−	−	−	−	−	(21)	−	(0.17)
Total	$(10)	$(6)	$(10)	$(6)	$(9)	$(27)	$(0.07)	$(0.22)

(1)
Impairment and restructuring charges in the quarter ended September 30, 2007 consisted of $1 million in the agribusiness segment and $1 million in the edible oil products segment. Impairment and restructuring charges in the nine months ended September 30, 2007 consisted of $5 million in the agribusiness segment and $5 million in the edible oil products segment. These 2007 impairment charges were recorded in cost of goods sold. Impairment and restructuring charges in the nine months ended September 30, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling, general and administrative expenses.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)
(Unaudited)

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2007	2006	Change	2007	2006	Change

Net sales	$12,676	$6,965	82%	$30,786	$18,591	66%
Cost of goods sold	(11,769)	(6,480)	82%	(29,047)	(17,534)	66%

Gross profit	907	485	87%	1,739	1,057	65%
Selling, general and administrative expenses	(353)	(255)	38%	(925)	(700)	32%
Interest income	44	29	52%	112	87	29%
Interest expense	(52)	(41)	27%	(144)	(143)	1%
Interest expense on readily marketable inventories	(50)	(25)	100%	(107)	(51)	110%
Foreign exchange gain (loss)	56	7		178	35
Other income (expense)−net	(5)	3	(267)%	(2)	7	(129)%

Income from operations before income tax	547	203	169%	851	292	191%
Income tax expense	(145)	(25)		(221)	(33)

Income from operations after income tax	402	178	126%	630	259	143%
Minority interest	(57)	(19)	200%	(104)	(38)	174%
Equity in earnings of affiliates	6	10	(40)%	7	36	(81)%

Net income	351	169	108%	533	257	107%

Convertible preference share dividends	(8)	−		(25)	−
Net income available to common shareholders	$343	$169	103%	$508	$257	98%

Earnings per common share - diluted (Note 1):	$2.70	$1.40	93%	$4.12	$2.13	93%

Weighted-average common shares outstanding - diluted (Note 1)	129,794,933	120,804,750		129,505,800	120,760,305

Note 1:
The dilutive effect of the of 7,483,740 weighted average common shares, which would be issuable upon conversion of Bunge’s convertible preference shares, is included in the earnings per common share- diluted calculation for the quarter and nine months ended September 30, 2007 because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)
(Unaudited) (Note 1 and 2)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2007	2006	Change	2007	2006	Change
Volumes (in thousands of metric tons):
Agribusiness	31,168	26,155	19%	86,261	75,156	15%
Fertilizer	4,033	4,069	(1)%	9,529	7,657	24%
Edible oil products	1,418	1,264	12%	4,069	3,511	16%
Milling products	1,097	995	10%	3,010	2,962	2%
Total	37,716	32,483	16%	102,869	89,286	15%

Net sales:
Agribusiness	$9,663	$4,838	100%	$23,396	$13,438	74%
Fertilizer	1,256	883	42%	2,664	1,684	58%
Edible oil products	1,384	1,002	38%	3,782	2,755	37%
Milling products	373	242	54%	944	714	32%
Total	$12,676	$6,965	82%	$30,786	$18,591	66%

Gross profit:
Agribusiness	$538	$258	109%	$911	$538	69%
Fertilizer	245	114	115%	482	201	139%
Edible oil products	79	81	(2)%	232	220	5%
Milling products	45	32	41%	114	98	16%
Total	$907	$485	87%	$1,739	$1,057	65%

Selling, general and administrative expenses:
Agribusiness	$(173)	$(141)	23%	$(451)	$(360)	25%
Fertilizer	(82)	(52)	58%	(199)	(141)	41%
Edible oil products	(74)	(46)	61%	(211)	(152)	39%
Milling products	(24)	(16)	50%	(64)	(47)	36%
Total	$(353)	$(255)	38%	$(925)	$(700)	32%

Foreign exchange gain (loss):
Agribusiness	$35	$(2)		$88	$(20)
Fertilizer	31	(3)		97	38
Edible oil products	1	(1)		3	2
Milling products	−	−		(3)	−
Total	$67	$(6)		$185	$20

Interest income:
Agribusiness	$9	$7	29%	$23	$20	15%
Fertilizer	17	13	31%	48	44	9%
Edible oil products	1	1	− %	2	2	− %
Milling products	−	−	− %	1	2	(50)%
Total	$27	$21	29%	$74	$68	9%

Interest expense:
Agribusiness	$(90)	$(52)	73%	$(211)	$(139)	52%
Fertilizer	(4)	(5)	(20)%	(14)	(28)	(50)%
Edible oil products	(7)	(7)	− %	(23)	(22)	5%
Milling products	(1)	(2)	(50)%	(3)	(5)	(40)%
Total	$(102)	$(66)	55%	$(251)	$(194)	29%

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2007	2006	Change	2007	2006	Change
Segment operating profit (loss):
Agribusiness	$319	$70	356%	$360	$39	823%
Fertilizer	207	67	209%	414	114	263%
Edible oil products	−	28	(100)%	3	50	(94)%
Milling products	20	14	43%	45	48	(6)%
Total (Note 3)	$546	$179	205%	$822	$251	227%

Income from operations before income tax :
Segment operating profit	$546	$179	205%	$822	$251	227%
Unallocated income - net (Note 4)	1	24	(96)%	29	41	(29)%
Income from operations before income tax	$547	$203	169%	$851	$292	191%

Depreciation, depletion and amortization:
Agribusiness	$38	$31	23%	$108	$91	19%
Fertilizer	37	33	12%	107	97	10%
Edible oil products	15	14	7%	44	40	10%
Milling products	5	4	25%	12	11	9%
Total	$95	$82	16%	$271	$239	13%

Note 1:
In the first quarter of 2007, Bunge reclassified certain product lines from the edible oil products segment to the agribusiness segment. As a result, amounts for the quarter and nine months ended September 30, 2006 have been reclassified to conform to the current period presentation.

Note 2:
Impairment and restructuring charges in the quarter ended September 30, 2007 consisted of $1 million in the agribusiness segment and $1 million in the edible oil products segment. Impairment and restructuring charges in the nine months ended September 30, 2007 consisted of $5 million in the agribusiness segment and $5 million in the edible oil products segment. These 2007 impairment charges were recorded in cost of goods sold. Impairment and restructuring charges in the nine months ended September 30, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

Note 3:
Total segment operating profit is the consolidated segment operating profit of all of Bunge’s operating segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to income from operations before income tax, is included under the caption “Reconciliation of Non-GAAP Measures”.

Note 4:	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2007	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$845	$365	$287
Trade accounts receivable	2,697	1,879	2,008
Inventories	5,622	3,684	3,430
Deferred income taxes	142	149	100
Other current assets	4,454	2,316	1,979
Total current assets	13,760	8,393	7,804
Property, plant and equipment, net	3,967	3,446	3,165
Goodwill	251	236	189
Other intangible assets, net	112	99	123
Investments in affiliates	684	649	637
Deferred income taxes	939	714	569
Other non-current assets	1,113	810	734
Total assets	$20,826	$14,347	$13,221

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,529	$454	$771
Current portion of long-term debt	73	156	156
Trade accounts payable	3,614	2,328	2,008
Deferred income taxes	118	54	41
Other current liabilities	3,589	1,523	1,313
Total current liabilities	8,923	4,515	4,289
Long-term debt	3,513	2,874	3,114
Deferred income taxes	178	180	146
Other non-current liabilities	904	700	577
Minority interest in subsidiaries	602	410	381
Shareholders’ equity	6,706	5,668	4,714
Total liabilities and shareholders’ equity	$20,826	$14,347	$13,221

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$533	$257
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange gain on debt	(167)	(93)
Impairment of assets	10	20
Bad debt expense	39	35
Depreciation, depletion and amortization	271	239
Stock-based compensation expense	31	7
Deferred income taxes	(64)	(50)
Decrease in the allowance for recoverable taxes	−	1
Minority interest	104	38
Equity in earnings of affiliates	(7)	(36)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(557)	(236)
Inventories	(1,571)	(551)
Prepaid commodity purchase contracts	(103)	(111)
Secured advances to suppliers	124	258
Trade accounts payable	908	113
Advances on sales	(79)	(54)
Unrealized net gain on derivative contracts	(199)	(124)
Accrued liabilities	126	30
Other - net	(41)	(291)
Cash used for operating activities	(642)	(548)

INVESTING ACTIVITIES
Payments made for capital expenditures	(382)	(315)
Investments in affiliates	(36)	(68)
Acquisitions of businesses	(31)	(29)
Proceeds from disposal of property, plant and equipment	18	8
Related party loan repayments	1	19
Return of capital from affiliate	−	13
Proceeds from sale of investments	−	11
Cash used for investing activities	(430)	(361)

FINANCING ACTIVITIES
Net change in short-term debt	1,018	339
Proceeds from long-term debt	1,576	761
Repayments of long-term debt	(1,041)	(213)
Proceeds from sale of common shares	23	11
Dividends paid to common shareholders	(59)	(54)
Dividends paid to preference shareholders	(25)	−
Dividends paid to minority interest	(8)	(16)
Other	28	−
Cash provided by financing activities	1,512	828
Effect of exchange rate changes on cash and cash equivalents	40	14

Net increase (decrease) in cash and cash equivalents	480	(67)
Cash and cash equivalents, beginning of period	365	354
Cash and cash equivalents, end of period	$845	$287

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit

Total segment operating profit, which is the consolidated segment operating profit of all of Bunge’s operating segments, is Bunge’s consolidated income from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by Bunge’s management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from operations before income tax to total segment operating profit:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2007	2006	2007	2006
Income from operations before income tax	$547	$203	$851	$292
Unallocated income - net (1)	(1)	(24)	(29)	(41)
Total segment operating profit	$546	$179	$822	$251

(1)	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	September 30,	December 31,	September 30,
(In millions)	2007	2006	2006
Short-term debt	$1,529	$454	$771
Long-term debt, including current portion	3,586	3,030	3,270
Total debt	5,115	3,484	4,041
Less:
Cash and cash equivalents	845	365	287
Marketable securities	19	3	9
Net financial debt	4,251	3,116	3,745
Less: Readily marketable inventories	3,645	2,336	2,111
Net financial debt less readily marketable inventories	$606	$780	$1,634